DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (the “Agreement”), is made and entered into effective the 18th day of October, 2012, by and between 23HUNDRED, LLC, a Delaware limited liability company (“Owner”) and STONEHENGE REAL ESTATE GROUP, LLC, a Georgia limited liability company (“Developer”).

WITNESSETH:

WHEREAS, Owner is the owner of certain property located in Davidson County, Tennessee which is more particularly described on Exhibit “A” attached hereto and incorporated herein (the “Property”); and

WHEREAS, Owner is owned by BR Stonehenge 23Hundred JV, LLC, a Delaware limited liability company (the “JV”), which is a joint venture between BR Berry Hill Managing Member, LLC, a Delaware limited liability company (“BR Berry Hill”) and Stonehenge 23Hundred JV Member, LLC, a Tennessee limited liability company (“Stonehenge”), an affiliate of Developer; and

WHEREAS, Owner desires to develop a multifamily apartment complex and related improvements on the Property (the “Project”); and

WHEREAS, Owner desires to retain the services of Developer to act on behalf of Owner and in accordance with the limitations in this Agreement as the developer of the Project and to manage the development and construction of the Project; and

WHEREAS, Developer desires to provide development services for the Project in return for the compensation set forth herein;

NOW, THEREFORE, for the promises set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            General Duties of Developer.

a.            Developer shall in good faith and using all reasonable efforts generally cause the Project to be developed, completed and, as appropriate, leased to third parties, in compliance with the provisions of the Operating Agreement of the JV dated of even date herewith (the “JV’s Operating Agreement”), for which Developer hereby acknowledges its understanding, and of any final approved plats, plans, drawings and specifications for the Project, all of which shall be approved by the Owner (collectively the "Final Plans").

b.            In furtherance of the obligations of Developer described in the preceding subparagraph (a), Developer shall do and perform, the following matters or functions:

(i)          Planning:

(a)          Develop and present to Owner for approval a master development plan for the Project (the "Master Plan") covering all improvements and infrastructure. The Master Plan shall include financial projections, construction budgets, and other financial data.

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(b)          Review and update, if necessary, all projections, construction budgets and other financial data included in the Master Plan. Such reviews shall take place at least four (4) times per calendar year.

(c)          Coordinate, monitor and/or manage, activities of land planners, architects, engineers, other consultants, utility companies, and approval authorities, including all relevant governmental agencies, on all matters relating to the design and development of the Project.

(d)          Assist in and coordinate the implementation of the Master Plan; review designs, drawings, and specifications with respect to the Project during the course of its phases of development; and reasonably monitor whether budgets for each such phase are complied with.

(e)          Assist Owner in obtaining all necessary licenses and permits required to be obtained for the development and operation of the Project and assist Owner in obtaining all other necessary licenses and approvals required for the operation of the Project, including, without limitation, licenses and approvals required in connection with the installation of utilities serving the Project (the “Approvals”).

(ii)         Construction:

(a)          Engage contractors and other trade vendors, subcontractors and material suppliers to work on the Project. This shall include, but not be limited to, the engagement of a third-party general contractor with whom the Developer will arrange a guaranteed maximum price (“GMP”) contract for construction of the Project, which such GMP contract will be subject to the prior written approval of Owner and any secured lender on the Project, and which contract must comply with the construction budget approved by Owner in writing pursuant to the JV’s Operating Agreement. Appropriate bids and contracts will be solicited directly by Developer and presented by Developer to Owner for approval and execution. The parties hereby acknowledge that Developer intends to and is approved by Owner to engage the joint venture of Cambridge Builders & Contractors, LLC and The Winter Construction Company as the general contractor for the project under a GMP contract.

(b)          Coordinate, manage, supervise, and administer the work of any and all contractors (which shall include the oversight of such contractor’s coordination, management, supervision and administration of subcontractors, and other such trade vendors working on the Project), and all other professionals performing services for the Project.

(c)          Manage and administer construction contracts entered into with respect to or in connection with the Project, and regularly advise BR Berry Hill Managing Member, LLC (“BR Berry Hill”), as Owner’s representative, with respect to the same. Developer will not have the authority to execute contracts on Owner's behalf, except as otherwise specified herein.

(d)          Monitor all work relating to the Project (the "Work"), and inspect the Work (and work with, coordinate and supervise all architects and similar professionals) to determine if the Work is being performed in accordance with the requirements the Master Plan and the Final Plans and any construction contracts entered into with respect to or in connection with the Project (the "Contract Documents"), and regularly advise BR Berry Hill with respect to the same.

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(e)          Enforce the Contract Documents and ascertain responsibility for any defects or deficiencies in the performance of the parties thereunder (and advise Owner and BR Berry Hill thereof); provided, however, that Developer shall not be obligated hereunder to commence legal action to enforce the Contract Documents.

(f)          Determine when any of the Work or a designated portion thereof is substantially complete and prepare for Owner a list of incomplete or unsatisfactory items of such Work and a schedule for their completion. Developer shall also coordinate and diligently pursue the correction and completion of any incomplete or unsatisfactory items of such Work.

(g)          Obtain certified documentation as to completion from the architect or design professional when final completion of the Work has occurred. Developer shall assist Owner, as requested by Owner, in conducting final inspection of any such Work. Developer shall obtain and submit to Owner required warranties, guarantees, affidavits, releases, bonds and waivers as a part of or in connection with such Work.

iii.         Marketing:

(a)          Study and recommend the rents for each unit.

(b)          Provide any and all assistance reasonably necessary or appropriate to consummate the lease of the units at such prices and on such terms as are acceptable to Owner; provided, however, Developer does not hold a real estate license and Developer shall not perform any services which require a real estate license.

(c)          Direct the development and placement of advertisements and marketing for the Project.

(d)          Manage and oversee any third-party property manager or other leasing professionals engaged to market and lease the Project.

iv.         Budgeting and Bookkeeping:

(a)          Prepare and, as appropriate, periodically revise financial projections for the Total Project Budget, as that term is defined in the JV’s Operating Budget (the “Total Project Budget”), subject to the prior written approval of Owner.

(b)          Prepare the Total Project Budget for Project with monthly breakdowns, and revise periodically such budget, subject to Owner’s prior written approval.

(c)          Submit monthly financial statements and activities reports, including, but not limited to, income statements, balance sheets, general ledger, and development activity and narrative budget variance explanations in accordance with the JV’s Operating Agreement.

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(d)          Financial statements will be presented monthly, quarterly and annually presenting all assets and liabilities and receipts and expenses for the Project in accordance with the JV’s Operating Agreement.

(e)          Developer will prepare financial statements and related schedules in accordance with Owner's specifications. Developer and Owner acknowledge that the parameters of such specifications may not be in accordance with generally accepted accounting principles ("GAAP").

(f)          Manage, balance and monitor any bank accounts for the Project; provided, however, that Developer shall have no right or authority to write or sign checks. Developer shall also submit to Owner, on a timely basis, for Owner’s review and written approval, accounts payable as when due of or related to costs as contemplated on the development budget or under any Contract Documents.

(g)          Prepare draw requests in accordance with the requirements of Owner and provide the requests to Owner for written approval. These draw requests will be accompanied with a copy of the invoice for which payment is sought by drawing on the loan. Developer shall provide Owner with copies of all loan related and draw related information, including but not limited to monthly copies of the construction draws, construction draw top sheets with budget-versus-actual information, plus physical access to the Property and all documentation in connection therewith.

(h)          Prepare any and all such reports and accounting information as reasonably requested by Owner’s, Owner’s construction lender and BR Berry Hill, and make all records and information regarding the Work and/or the Project available for their inspection upon reasonable advance notice.

v.           Other:

(a)          Assist and advise Owner in all matters concerning the development of the Project and in the preparation of the Project for the development and lease of residential units, including any specific duties or functions which Owner may from time to time direct.

(b)          Provide sufficient organization, personnel, and management to carry out the requirements of this Agreement.

(c)          Perform any other functions which Owner reasonably requests associated with the Project.

(d)          Maintain insurance coverage, including Builder’s Risk Insurance or its equivalent, of the type and amount customarily carried by a developer for a project of the size and scope of the Project.

2.          Owner Responsibilities. Notwithstanding anything to the contrary contained herein, it shall be the responsibility and obligation of Owner to cooperate with Developer in all respects and to take all necessary steps to further the development of the Project. Owner shall pay all commercially reasonable out-of-pocket costs and expenses incurred by Developer in performing its duties in Section 1 above, which are presented to Owner for payment in a timely manner and which are set forth or authorized by a written Owner-approved budget, budget adjustment or other form of authorization.

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3.          No Agency or Partnership. It is understood that in fulfilling its duties under this Agreement, Developer shall be acting as an independent contractor. Furthermore, no express or implied term, provision, or condition of this Agreement shall be deemed to constitute the parties as partners or joint venturers.

4.          Termination.

a.           This Agreement shall terminate upon the earlier of: (i) completion of the Project (i.e. upon receipt of certificates of occupancy for all phases of the Project); (ii) the conveyance by the Owner of the Property to another party; (iii) the refinancing of the Property (collectively with any event described in subclause 4(a)(ii), “Capital Events” and, singularly, a “Capital Event”); or (iv) mutual written agreement of all parties to this Agreement. Notwithstanding subsection (i) above, this Agreement shall survive the completion of the Project until such time at the Project is at least 93% leased, wherein between the completion of the Project and the achievement of leasing 93% of the units at the Project, Developer’s only duties under Section 1(b) hereof shall be those found in Section 1(b)(iii) of this Agreement.

b.           Notwithstanding the foregoing, either party may terminate this Agreement, with cause (wherein cause shall be limited to events of willful and material fraud or gross negligence by the non-terminating party and only to the extent such acts result in a material adverse effect on the Project or Owner) and by providing the other party with ten (10) days written notice, said termination to be self-operative and automatic as of the tenth (10th) day following receipt of said notice subject to any cure provisions in the JV’s Operating Agreement. In the event this Agreement is terminated in accordance with this Subparagraph 4(b), Developer shall be entitled to reimbursement of its reasonable costs and expenses as contemplated in Paragraph 5(b) below through the date of termination and the unpaid Development Fee based on the portion of the Project that is complete on the termination date. If Developer and Owner are unable to agree on the portion of the Project that is complete within ten (10) days of the date of the termination of this Agreement, the parties shall each appoint a registered architect. Each appointed architect shall issue a written statement attesting to the completion stage of the project within thirty (30) days of their respective appointments. If the architects agree on the completion stage of the Project, this shall establish the final and binding determination of the completion state of the Project. If the appointed architects disagree on the completion stage, the architects shall jointly appoint a mutually agreeable third registered architect (“Third Architect”) who shall determine the completion stage of the Project, which shall be the final and binding determination of the completion stage of the Project. Each party shall pay the costs and expenses of the architect appointed by such party and the parties shall each pay for 50% of the costs and expenses of the Third Architect.

5.            Developer Compensation.

a.           As compensation for the services to be rendered by Developer pursuant to the terms of this Agreement, Owner shall pay to Developer a development fee equal to NINE HUNDRED FORTY EIGHT THOUSAND AND NO/100 DOLLARS ($948,000.00) (the “Development Fee”), which shall be payable by wire transfer or other immediately available funds as follows:

1.          An amount equal to 25% of the Development Fee (TWO HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS $237,000.00) shall be paid to Developer upon commencement of construction of the Project;

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2.          Following the commencement of construction of the Project, an amount equal to 50% of the Development Fee (FOUR HUNDRED SEVENTY FOUR THOUSAND AND NO/100 DOLLARS $474,000.00) shall be paid to Developer in equal monthly installments over a seventeen (17) month period; and

3.          An amount equal to 25% of the Development Fee (TWO HUNDRED THIRTY THOUSAND AND NO/100 DOLLARS $237,000.00) shall be paid to Developer upon completion of the Project (as determined by the certified document of the architect or design professional) and the Project achieving, through lease-up, a Debt Service Coverage Ratio (as that term is defined in that certain Construction Loan Agreement by and between Fifth Third Bank and the Owner) of 1.20 to 1.00 (collectively, the “Stabilization”).

Notwithstanding anything to the contrary contained herein, (a) if the Owner’s construction lender does not permit the aforesaid fees to be paid as draws under the construction loan, then such amounts shall accrue as provided in the JV’s Operating Agreement, or (b) if the Owner causes the Property to undergo a Capital Event prior to Stabilization, or any other termination event under Paragraph 4, the Owner shall, within thirty (30) days after such Capital Event, or other termination event, pay, pro-rata to the amount of development constructed as of the date of the Capital Event or other termination event, any outstanding, unpaid portion of the Development Fee which has not been paid to Developer.

b.           Owner shall also reimburse Developer for commercially reasonable out-of-pocket costs and expenses incurred by Developer for travel, administration, meals, etc., according to the approved Total Project Budget, subject to the draw schedule imposed and/or approved by the Owner and its construction lender. In the event any amounts payable hereunder to Developer are not delivered to Developer when due and payable, interest shall accrue on such outstanding amount at eight percent (8%) per annum from the date following the date such amount was due and payable.

6.          Notices.         Each notice required or permitted to be given hereunder must comply with the requirements of this Paragraph. Each such notice shall be in writing and shall be delivered either by personally delivering it by hand or Federal Express or similar courier service to the person to whom notice is directed, or by facsimile transmission, or by depositing it with the United States Postal Service, certified mail, return receipt requested, with adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual’s attention). Such notice shall be deemed delivered at the time of personal delivery or, if mailed, when it is deposited as provided above, but the time period in which a response to any such notice must be given or any action taken with respect thereto shall commence to run from the date it is personally delivered or, if mailed, the date of receipt of the notice by the addressee thereof, as evidenced by the return receipt. Notwithstanding the above, notice by facsimile transmission shall be deemed to have been given as of the date and time it is transmitted if the sending facsimile machine produces a written confirmation with a date, time and telephone number to which the notice was sent. Rejection or other refusal by the addressee to accept the notice shall be deemed to be receipt of the notice. In addition, the inability to deliver the notice because of a change of address of the party of which no notice was given to the other party as provided below shall be deemed to be the receipt of the notice sent. The addresses of the parties to which notice is to be sent shall be those set forth below. Such addresses may be changed by either party by designating the change of address to the other party in writing.

If To Owner:

c/o Bluerock Real Estate

Heron Tower

70 East 55th Street, 9th Floor

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New York, New York 10022

Attention: Michael L. Konig, Esq.

Email: mkonig@bluerockre.com

And:

c/o Bluerock Real Estate

Heron Tower

70 East 55th Street, 9th Floor

New York, New York 10022

Attention: Jordan B. Ruddy

With Copy To:

Kaplan Voekler Cunningham & Frank, PLC

7 E. 2nd Street

Richmond, Virginia 23224

Attn: Richard P. Cunningham, Jr. Esq.

If To the Developer:

23Hundred, LLC

c/o Stonehenge Real Estate Group, LLC

3200 West End Avenue, Suite 500

Nashville, TN 37203

Attn: Todd Jackovich

With a copy to:

Foltz Martin LLC

3525 Piedmont Road, Suite 750

Atlanta, GA 30305

Attn: Eric Wilensky

7.          Indemnification. To the fullest extent permitted by law, Developer agrees to indemnify, defend and hold harmless the Owner, its members, officers, agents, and attorneys (the “Owner Indemnified Parties”) from any and all fines, penalties, losses, damages, claims, costs, expenses (including reasonable and actual attorney’s fees) or other liabilities but only to the extent directly attributable to Developer’s breach of this Agreement, including, but not limited to any breach of any express representation, warranty or covenant hereunder, fraud by the Developer or its agents (i.e. any principal of Developer or person or entity that Developer has engaged to perform services at the Project) or incurred as a result of Developer’s violation of any law, rule, regulation, contract or other agreement, but only to the extent of an Owner Indemnified Parties’ actual damages (“Damages”), and the Owner Indemnified Parties hereby waive any right to any other kinds of damages including, without limitation, any incidental, consequential, or punitive damages (“Special Damages”). Developer agrees to indemnify the Owner Indemnified Parties as set forth above, but only to the extent of any Damages not arising out of or related to Owner Indemnified Party’s grossly negligent or willful misconduct in connection with its obligations under this Agreement. Each defense indemnification obligation of Developer as Indemnitor as set forth in this Agreement shall be subject to the following provisions: Owner Indemnified Parties shall notify Developer of the applicable claim against Owner Indemnified Parties within thirty (30) days after it has written notice of such claim and shall reasonably cooperate (at Developer’s cost) with Developer in the defense of such claim, but failure to notify Developer within thirty (30) days or to reasonably cooperate in the defense, provided there is actual and material prejudice to the Developer, shall excuse Developer from its obligations hereunder. For purposes of this Section 7, “material prejudice” shall mean had Developer been so notified, Developer would have likely avoided incurring liability under this Section 7 for amounts (a) in excess of $25,000.00 for any such incident; or (b) in excess of $50,000.00 in the aggregate of multiple incidents. If Developer fails to undertake to defend the Owner Indemnified Parties against a claim within thirty (30) days after Owner Indemnified Parties gives Developer written notice of the claim and thereafter fails to discharge its obligations, then Owner Indemnified Parties may defend against and settle such claim, and Developer shall be liable for the costs and expenses, including reasonable attorneys' fees, actually incurred by Owner Indemnified Parties in effecting the defense, as well as any settlement. Developer will not be obligated for any settlement made without the written approval of Developer, unless Developer has failed to discharge its defense obligation hereunder, or unless Developer’s objection to the proposed settlement is not in good faith or not commercially reasonable; provided, however, in the event an objection is determined to not be commercially reasonable, then in such event Developer shall have the right to withhold its approval by posting a bond in the amount of the claim or otherwise demonstrating, to the reasonable satisfaction of Owner, that Developer has the financial ability to pay the full amount of the claim. To the extent any of the Damages were due exclusively to the gross negligence, fraud or willful misconduct of Owner, then Owner shall indemnify Developer for such caused Damages.

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8.          Miscellaneous. No consent or waiver, express or implied, by any party to or of any breach or default by any other party in the performance by such other party of the obligations thereof under this Agreement shall be deemed or construed to be a consent to or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such other party under this Agreement. Failure on the part of any party to complain of any act or failure to act of any other party or to declare such other party in default, irrespective of how long such failure continues, shall not constitute a waiver of such party of the rights thereof under this Agreement. If any provision of this Agreement or the application thereof to any entity or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to any other entity or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Neither this Agreement nor any provision hereof may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties against whom enforcement of the change, waiver, discharge, or termination is sought. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural; and the plural shall include the singular. Titles of sections and subsections of this Agreement are for convenience only and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to sections or subsection refer to sections or subsections of this Agreement unless specific reference is made to the articles, sections, or subdivisions of another document or instrument. The provisions of this Agreement shall apply to, inure to the benefit of, and bind the parties and the respective successors and assigns thereof. Subject to the above, whenever in this Agreement a reference to any party is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors, and assigns of such party. Notwithstanding anything to the contrary contained herein, Owner shall have the right to assign its rights or interest hereunder, in whole or in part, upon written notice to the other party. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision. This Agreement and the obligations of the Parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Tennessee. This Agreement contains the entire and final agreement of the parties on the subject matter herein and supersedes all previous and contemporaneous verbal or written negotiations or agreements on the subject matter herein

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IN WITNESS WHEREOF, the undersigned have set their hands and seals hereto as of the day and year indicated under their signature.

OWNER:	DEVELOPER:

23HUNDRED, LLC, a Delaware limited liability company	Stonehenge Real Estate group, LLC, a Georgia limited liability company,

By: BR Stonehenge 23Hundred JV, LLC, a Delaware	By:	/s/ Todd Jackovich
limited liability company, as its sole Member		Todd Jackovich, as its Manager

By: BR Berry Hill Managing Member, LLC, a Delaware limited liability company, as its Manager

By: Bluerock Enhanced Multifamily Trust, Inc., a Maryland corporation, as its Manager

By:	/s/ Jordan B. Ruddy
Name: Jordan B. Ruddy
Its: President and Chief Operating Officer

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EXHIBIT “A”

DESCRIPTION OF PROPERTY

A